THE SHARPER IMAGE®
350 The Embarcadero
San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE
August 20, 2007

SHARPER IMAGE ANNOUNCES $20 MILLION TERM LOAN

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) announced today that it has closed on its $20 million term loan with Wells Fargo Retail Finance, LLC, secured by the appraised value of the Company’s intellectual property. The Company further announced that $10 million of the $20 million loan was made immediately available, and that the balance is expected to be made available within 45 days, when syndication is complete.

Steven A. Lightman, President and CEO of Sharper Image, said: “The Sharper Image recently expanded our existing revolving credit facility and this additional $20 million term loan increases the total amount available to a maximum of $140 million. We have a long relationship with Wells Fargo and we are pleased to move forward with this agreement.”

Frank O’Connor, Senior Vice President and Managing Director, Underwriting and Portfolio Administration, Wells Fargo Retail Finance, said: "Wells Fargo Retail Finance was pleased to provide the increased $140 million credit facility, including this term loan to Sharper Image. We have a long history with Sharper Image and are confident that this amended credit facility will support the ongoing progress that the company has made in executing its plans.”

About Sharper Image

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. The Company's principal selling channels include 186 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Web site, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company's current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about the Company's future performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause the Company's actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. Some of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 under “Risk Factors”. These risks include, among other factors, the success of its new business strategy, its ability to continue to find or develop and to offer attractive merchandise to customers, the market potential for products in design, the success of its advertising efforts, changes in business and economic conditions, risks associated with its retail store, catalog and Internet operations, and changes in the competitive environment in which it operates. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which the Company files from time to time with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Investors: Tersh Barber VP, Finance 415-445-6274